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EXHIBIT 23.2




                     CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Storage Technology Corporation

We consent to incorporation by reference in the Registration Statements (Nos. 33-19426, 33-32235, 33-32243, 33-37464, 33-42817, 33-42818, 33-51764,
33-51756, 2-76167, 2-80183, 2-61333, 2-60117, 33-50777, and 33-52197) on
Form S-8 of Storage Technology Corporation of our report dated January 31, 1992, relating to the consolidated statements of operations and of cash flows of XL/Datacomp, Inc. and subsidiaries for the year ended December 31, 1991, and the related consolidated statement of stockholders' equity for the fifteen month period ended December 31, 1991, and the related financial statement schedules, which report appears in the December 31, 1993 annual report on Form 10-K of Storage Technology Corporation.




KPMG Peat Marwick

Chicago, Illinois
March 9, 1994

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